Exhibit 99.1

November 1, 2005

National Financial Partners Announces Third Quarter Results

Third Quarter Highlights:

•	Revenue increased 53.8% to $235.7 million
•	Net income increased 52.3% to $16.9 million
•	Net income per diluted share increased 46.7% to $0.44
•	Cash earnings increased 39.8% to $26.7 million
•	Cash earnings per diluted share increased 32.7% to $0.69
•	“Same store” revenue grew 33.6%
•	25 acquisitions effective year-to-date representing $25.7 million of “base earnings” (see Acquisitions)

NEW YORK, NY – National Financial Partners Corp. (NYSE: NFP) today reported a 53.8% increase in revenue to $235.7 million for the third quarter of 2005 from $153.3 million in the third quarter of 2004. Net income increased 52.3% to $16.9 million, or $0.44 per diluted share, in the third quarter of 2005, from $11.1 million, or $0.30 per diluted share, in the third quarter of 2004. Cash earnings increased 39.8% to $26.7 million in the third quarter of 2005, from $19.1 million in the prior year period. Cash earnings per diluted share (“Cash EPS”) was $0.69, an increase of 32.7% from the third quarter of 2004. (The Company defines cash earnings as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Net income and cash earnings benefited from the growth of revenue from existing firms and additional revenue from acquired firms offset in part by higher commission and fee expense incurred by our firms and increased corporate and other expenses.

“The quarter’s performance was driven by exceptionally strong organic growth and the high level of acquisition activity earlier this year. ‘Same store’ revenue growth was 34% for the quarter and 18% for the nine months. We are pleased that a broad spectrum of our firms exceeded high single digit growth in the third quarter. Our firms continue to benefit from the breadth of product manufacturer relationships that NFP offers. This quarter delivered strong ‘same store’ performance and we expect to achieve high single digit growth over the long term,” said Jessica Bibliowicz, Chairman and Chief Executive Officer.

Acquisitions

As a leading independent distributor of financial service products, the Company operates a national distribution network with 166 firms and over 210 affiliated firms. Understanding the Company’s acquisitions is essential to understanding its operating results.

Third Quarter:

In the third quarter of 2005, the Company completed five previously disclosed transactions with aggregate base earnings of $4.2 million. Through the nine months, the Company completed 25 acquisitions with aggregate base earnings of $25.7 million. Acquisitions effective in 2005 contributed $32.8 million to the Company’s third quarter revenue and $67.4 million to the nine months’ revenue.

Third Quarter Results

Revenue increased $82.4 million, or 53.8%, to $235.7 million in the third quarter of 2005. Components of the increase included “same store” revenue growth of $42.2 million, or 33.6%, to $167.6 million; revenue growth of $5.9 million, or 17.6%, to $39.4 million from NFP Insurance Services, Inc. (“NFPISI”) and NFP Securities, Inc. (“NFPSI”); and $33.7 million of revenue from firms acquired subsequent to the start of the third quarter of 2004 (these firms are not included in the calculation of “same store” revenue growth); less revenue from dispositions and eliminations.

Net income was $16.9 million in the third quarter of 2005, or $0.44 per diluted share, up from $11.1 million, or $0.30 per diluted share in the prior year period. Cash earnings were $26.7 million, up 39.8% from $19.1 million in the third quarter of 2004. Cash EPS was $0.69, an increase of 32.7% from the third quarter of 2004.

Gross margin was $49.5 million in the third quarter of 2005, an increase of $15.1 million or 43.9% over the prior year period. Gross margin as a percentage of revenue was 21.0% in the third quarter of 2005 compared with 22.4% in the prior period. An increased proportion of life brokerage revenues resulted in higher commission expense as a percentage of revenues and lower gross margins.

Corporate general and administrative expense (“G&A”) increased 20.3% to $9.5 million in the third quarter of 2005 from $7.9 million in the prior year period. As a percentage of revenue, G&A was 4.0% in the third quarter of 2005 and 5.1% in the third quarter of 2004. The increase in G&A resulted primarily from higher personnel and systems-related expense. Stock-based compensation, which is not included in Corporate G&A, increased by $0.9 million to $1.1 million in the third quarter of 2005 versus the prior year period. The 2005 third quarter expense reflects restricted stock awards granted in the fourth quarter of 2004 and the first quarter of 2005.

In the third quarter, the Company took a $1.4 million impairment charge related to two firms, one of which had been previously impaired. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis throughout the year.

The effective income tax rate in the third quarter of 2005 was 41.9% compared with 39.0% in the 2004 period. The estimated annual income tax rate is 43.3% versus 43.0% a year ago.

Fourth Quarter Events

As previously disclosed, the Company expects to recognize a combined estimated net gain of approximately $0.06 from the sales of two non-core operations owned by two of its firms. The sales were a positive economic and strategic event and will allow the firms to focus on growing their core businesses. In addition, NFP entered into a distribution arrangement with one of the buyers to provide additional product and services support to NFP firms offering Health Savings Accounts and other reimbursement accounts to their clients.

Earnings Conference Call

The Company will conduct its third quarter 2005 earnings conference call and audio webcast on Wednesday November 2, 2005, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 213-8895 (when prompted, callers should enter the access code 11280489). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). The conference call will be available for replay via telephone and Internet for a period of approximately 90 days. To listen to a replay of the conference call via telephone, dial (617) 801-6888. The access code for the replay is 59573876. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Quarterly Financial Supplement

A copy of the Company’s quarterly financial supplement, which provides additional financial data, is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings are defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share are calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenue. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenue, respectively. A full reconciliation of net income to cash earnings and gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. (“NFP”) is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York and operates a national distribution network with over 1,800 producers in 41 states and Puerto Rico consisting of over 160 firms and over 210 affiliated third-party distributors.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “will” and “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP’s operations. These forward-looking statements are based on management’s current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward- looking statement include: (1) NFP’s success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP’s firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) the impact of legislation or regulations in jurisdictions in which NFP’s subsidiaries operate, including elimination or modification of the federal estate tax or changes in the tax treatment of life insurance products that we sell, (5) NFP’s dependence on principals and its ability to effectively manage its business, (6) changes in premiums and commission rates, (7) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies, (8) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices, (9) changes in interest rates or general economic conditions, and (10) other factors described in NFP’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Elizabeth A. Werner	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4060

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Commissions and fees	$235,699	$153,304	$601,079	$435,923

Cost of services:
Commissions and fees	71,865	39,780	172,827	119,058
Operating expenses	65,043	46,847	184,355	134,452
Management fees	49,286	32,263	116,685	86,406
Total cost of services	186,194	118,890	473,867	339,916

Gross margin	49,505	34,414	127,212	96,007

Corporate and other expenses:
General and administrative	9,522	7,864	31,732	23,481
Stock-based compensation	1,060	203	3,105	786
Amortization of intangibles	6,338	5,067	17,412	14,478
Impairment of goodwill and intangible assets	1,445	1,461	5,102	3,170
Depreciation	2,024	1,383	5,571	4,705
Loss (gain) on sale of subsidiaries	—	—	317	(145)
Total corporate and other expenses	20,389	15,978	63,239	46,475

Income from operations	29,116	18,436	63,973	49,532

Net interest and other	(34)	(201)	(2,060)	(1)

Income before income taxes	29,082	18,235	61,913	49,531

Income tax expense	12,214	7,096	26,827	21,373

Net income	$16,868	$11,139	$35,086	$28,158

Earnings per share:
Basic	$0.47	$0.33	$0.99	$0.84
Diluted	$0.44	$0.30	$0.93	$0.78

Weighted average shares outstanding:
Basic	36,129	33,909	35,320	33,509
Diluted	38,579	36,668	37,718	36,271

CALCULATION OF GROSS MARGIN

(Unaudited - in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Total revenue	$235,699	$153,304	$601,079	$435,923
Cost of services (excludes management fees):
Commissions and fees	71,865	39,780	172,827	119,058
Operating expenses	65,043	46,847	184,355	134,452
Gross margin before management fees	98,791	66,677	243,897	182,413
Management fees	49,286	32,263	116,685	86,406
Gross margin	$49,505	$34,414	$127,212	$96,007
Gross margin as percentage of total revenue	21.0%	22.4%	21.2%	22.0%
Gross margin before management fees as percentage of total revenue	41.9%	43.5%	40.6%	41.8%

Management fees, as a percentage of gross margin before management fees	49.9%	48.4%	47.8%	47.4%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

GAAP Net Income	$16,868	$11,139	$35,086	$28,158
Amortization of intangibles	6,338	5,067	17,412	14,478
Depreciation	2,024	1,383	5,571	4,705
Impairment of goodwill and intangible assets	1,445	1,461	5,102	3,170
Cash Earnings	$26,675	$19,050	$63,171	$50,511

GAAP Net Income per share - diluted	$0.44	$0.30	$0.93	$0.78
Amortization of intangibles	0.16	0.14	0.46	0.40
Depreciation	0.05	0.04	0.15	0.13
Impairment of goodwill and intangible assets	0.04	0.04	0.14	0.09
Cash Earnings per share - diluted (1)	$0.69	$0.52	$1.67	$1.39

______________

(1) The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$74,898	$83,103
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	52,762	53,692
Current receivables	75,190	69,721
Other current assets	17,563	23,175
Total current assets	220,413	229,691
Intangibles, net	351,358	273,207
Goodwill, net	361,298	281,212
Deferred tax assets	15,983	17,937
Other non-current assets	37,520	24,413
Total assets	$986,572	$826,460

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$50,323	$51,043
Bank loan	70,000	—
Other current liabilities	105,082	134,193
Total current liabilities	225,405	185,236
Deferred tax liabilities	101,416	86,623
Other non-current liabilities	16,599	8,329
Total liabilities	343,420	280,188

STOCKHOLDERS’ EQUITY
Common stock	3,837	3,530
Additional paid-in capital	617,553	533,825
Retained earnings	52,238	30,000
Treasury stock	(30,476)	(21,083)
Total stockholders’ equity	643,152	546,272
Total liabilities and stockholders’ equity	$986,572	$826,460